SEC 1745 (6-01)	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.    1)*

Hybrid Networks, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

44860K102

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel IV L.P. (“A4”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,010,022 shares, except that Accel IV Associates L.P. (“A4A”), the general partner of A4, may be deemed to have sole power to vote these shares and James W. Breyer (“Breyer”), Luke B. Evnin (“Evnin”), Eugene D. Hill, III (“Hill”), Paul H. Klingenstein (“Klingenstein”), Arthur C. Patterson (“Patterson”), G. Carter Sednaoui (“Sednaoui”), James R. Swartz (“Swartz”) and Swartz Family Partnership L.P. (“SFP”), the general partners of A4A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5

7.

Sole Dispositive Power
1,010,022 shares, except that A4A, the general partner of A4, may be deemed to have sole power to dispose of these shares and Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui, Swartz, and SFP, the general partners of A4A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,010,022

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Keiretsu L.P. (“AK”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
20,952 shares, except that Accel Partners & Co. Inc. (“AP&C”), the general partner of AK, may be deemed to have sole power to vote these shares and Breyer, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5

7.

Sole Dispositive Power
20,952 shares, except that AP&C, the general partner of AK may be deemed to have sole power to dispose of these shares and Breyer, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,952

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Partners & Co. Inc. (“AP&C”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
20,952 shares, all of which are directly owned by AK.  AP&C, the general partner of AK, may be deemed to have sole power to vote these shares, and Breyer, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5

7.

Sole Dispositive Power
20,952 shares, all of which are directly owned by AK.  AP&C, the general partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,952

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Investors ‘95 L.P. (“AI95”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 47,344 shares, except that Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of AI95, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5

7.

Sole Dispositive Power
47,344 shares, except that Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of AI95, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 47,344

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel IV Associates L.P. (“A4A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,010,022 shares, all of which are directly owned by A4.  A4A, the general partner of A4, may be deemed to have sole power to vote these shares, and SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of A4A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5

7.

Sole Dispositive Power
1,010,022 shares, all of which are directly owned by A4.  A4A, the general partner of A4, may be deemed to have sole power to dispose of these shares and SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of A4A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,010,022

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Swartz Family Partnership L.P. (“SFP”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

	6.	Shared Voting Power 1,010,022 shares, all of which are directly owned by A4. SFP is a general partner of A4A, the general partner of A4, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares

8.

Shared Dispositive Power
1,010,022 shares, all of which are directly owned by A4.  SFP is a general partner of A4A, the general partner of A4, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,010,022

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ellmore C. Patterson Partners (“ECPP”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 24,260 shares. Patterson is the general partner of ECPP and may be deemed to have sole power to vote these shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 24,260 shares. Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of these shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 24,260

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel VII L.P. (“A7”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,239,506 shares, except that Accel VII Associates L.L.C. (“A7A”), the general partner of A7, may be deemed to have sole power to vote these shares and Alan K. Austin (“Austin”), Breyer, Patterson, Sednaoui, Swartz and J. Peter Wagner (“Wagner”), the managing members of A7A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5

7.

Sole Dispositive Power
1,239,506 shares except that A7A, the general partner of A7 may be deemed to have sole power to dispose of these shares and Austin, Breyer, Patterson, Sednaoui, Swartz and Wagner, the managing members of A7A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,239,506

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel VII Associates L.L.C. (“A7A”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,239,506 shares, all of which are directly owned by A7.  A7A, the general partner of A7, may be deemed to have sole power to vote these shares, and Austin, Breyer, Patterson, Sednaoui, Swartz and Wagner, the managing members of A7A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5

7.

Sole Dispositive Power
1,239,506 shares, all of which are directly owned by A7.  A7A, the general partner of A7, may be deemed to have sole power to dispose of these shares and Austin, Breyer, Patterson, Sednaoui, Swartz and Wagner, the managing members of A7A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,239,506

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.5%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Internet Fund III L.P. (“AIF3”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
309,877 shares, except that Accel Internet Fund III Associates L.L.C. (“AIF3A”), the general partner of AIF3, may be deemed to have sole power to vote these shares and that Austin, Breyer, Patterson, Sednaoui, Swartz and Wagner, the managing members of AIF3A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5

7.

Sole Dispositive Power
309,877 shares, except that AIF3A, the general partner of AIF3, may be deemed to have sole power to dispose of these shares and that Austin, Breyer, Patterson, Sednaoui, Swartz and Wagner, the managing members of AIF3A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 309,877

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.4%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Internet Fund III Associates L.L.C. (“AIF3A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
309,877 shares, all of which are directly owned by AIF3. AIF3A, the general partner of AIF3, may be deemed to have sole power to vote these shares, and Austin, Breyer, Patterson, Sednaoui, Swartz and Wagner, the managing members of AIF3A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5

7.

Sole Dispositive Power
309,877 shares, all of which are directly owned by AIF3. AIF3A, the general partner of AIF3, may be deemed to have sole power to dispose of these shares, and Austin, Breyer, Patterson, Sednaoui, Swartz and Wagner, the managing members of AIF3A, may be deemed to have shared power to dispose of these shares

	8.	Shared Dispositive Power See response to row 7

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 309,877

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.4%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Investors ‘99 L.P. (“AI99”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 155,001 shares, except that Breyer, Patterson, Sednaoui, Swartz and Wagner, the general partners of AI99, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5

	7.	Sole Dispositive Power 155,001 shares, except that Breyer, Patterson, Sednaoui, Swartz and Wagner, the general partners of AI99, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 155,001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.7%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Alan K. Austin (“Austin”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
1,549,383 shares, of which 1,239,506 are shares directly owned by A7 and 309,877 are shares directly owned by AIF3.  Austin is a managing member of A7A, the general partner of A7, and a managing member of AIF3A, the general partner of AIF3, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
1,549,383 shares, of which 1,239,506 are shares directly owned by A7 and 309,877 are shares directly owned by AIF3.  Austin is a managing member of A7A, the general partner of A7, and a managing member of AIF3A, the general partner of AIF3, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,549,383

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.9%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) James W. Breyer (“Breyer”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
2,782,702 shares, of which 1,010,022 are shares directly owned by A4, 20,952 are shares directly owned by AK, 47,344 are shares directly owned by AI95, 1,239,506 are shares directly owned by A7, 309,877 are shares directly owned by AIF3 and 155,001 are shares directly owned by AI99.  Breyer is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI95, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
2,782,702 shares, of which 1,010,022 are shares directly owned by A4, 20,952 are shares directly owned by AK, 47,344 are shares directly owned by AI95, 1,239,506 are shares directly owned by A7, 309,877 are shares directly owned by AIF3 and 155,001 are shares directly owned by AI99.  Breyer is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI95, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,782,702

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 12.4%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Luke B. Evnin (“Evnin”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
1,057,366 shares, of which 1,010,022 are shares directly owned by A4 and 47,344 are shares directly owned by AI95.  Evnin is a general partner of A4A, the general partner of A4, and a general partner of AI95 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
1,057,366 shares, of which 1,010,022 are shares directly owned by A4 and 47,344 are shares directly owned by AI95.  Evnin is a general partner of A4A, the general partner of A4, and a general partner of AI95 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,057,366

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.7%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Eugene D. Hill, III (“Hill”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
1,057,366 shares, of which 1,010,022 are shares directly owned by A4 and 47,344 are shares directly owned by AI95.  Hill is a general partner of A4A, the general partner of A4, and a general partner of AI95 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
1,057,366 shares, of which 1,010,022 are shares directly owned by A4 and 47,344 are shares directly owned by AI95.  Hill is a general partner of A4A, the general partner of A4, and a general partner of AI95 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,057,366

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.7%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Paul H. Klingenstein (“Klingenstein”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
1,057,366 shares, of which 1,010,022 are shares directly owned by A4, and 47,344 are shares directly owned by AI95.  Klingenstein is a general partner of A4A, the general partner of A4, and a general partner of AI95 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
1,057,366 shares, of which 1,010,022 are shares directly owned by A4, and 47,344 are shares directly owned by AI95.  Klingenstein is a general partner of A4A, the general partner of A4, and a general partner of AI95 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,057,366

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.7%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Arthur C. Patterson (“Patterson”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 24,260 shares, all of which are directly owned by ECPP. Patterson is the general partner of ECPP and may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
2,782,702 shares, of which 1,010,022 are shares directly owned by A4, 20,952 are shares directly owned by AK, 47,344 are shares directly owned by AI95, 1,239,506 are shares directly owned by A7, 309,877 are shares directly owned by AIF3 and 155,001 are shares directly owned by AI99.  Patterson is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI95, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 24,260 shares, all of which are directly owned by ECPP. Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
2,782,702 shares, of which 1,010,022 are shares directly owned by A4, 20,952 are shares directly owned by AK, 47,344 are shares directly owned by AI95, 1,239,506 are shares directly owned by A7, 309,877 are shares directly owned by AIF3 and 155,001 are shares directly owned by AI99.  Patterson is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI95, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,806,962

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 12.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) G. Carter Sednaoui (“Sednaoui”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
2,782,702 shares, of which 1,010,022 are shares directly owned by A4, 20,952 are shares directly owned by AK, 47,344 are shares directly owned by AI95, 1,239,506 are shares directly owned by A7, 309,877 are shares directly owned by AIF3 and 155,001 are shares directly owned by AI99.  Sednaoui is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI95, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
2,782,702 shares, of which 1,010,022 are shares directly owned by A4, 20,952 are shares directly owned by AK, 47,344 are shares directly owned by AI95, 1,239,506 are shares directly owned by A7, 309,877 are shares directly owned by AIF3 and 155,001 are shares directly owned by AI99.  Sednaoui is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI95, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,782,702

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 12.4%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) James R. Swartz (“Swartz”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
2,782,702 shares, of which 1,010,022 are shares directly owned by A4, 20,952 are shares directly owned by AK, 47,344 are shares directly owned by AI95, 1,239,506 are shares directly owned by A7, 309,877 are shares directly owned by AIF3 and 155,001 are shares directly owned by AI99.  Swartz is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI95, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
2,782,702 shares, of which 1,010,022 are shares directly owned by A4, 20,952 are shares directly owned by AK, 47,344 are shares directly owned by AI95, 1,239,506 are shares directly owned by A7, 309,877 are shares directly owned by AIF3 and 155,001 are shares directly owned by AI99.  Swartz is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI95, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,782,702

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 12.4%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 44860K102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) J. Peter Wagner (“Wagner”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
1,704,384 shares, of which 1,239,506 are shares directly owned by A7, 309,877 are shares directly owned by AIF3 and 155,001 are shares directly owned by AI99.  Wagner is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
1,704,384 shares, of which 1,239,506 are shares directly owned by A7, 309,877 are shares directly owned by AIF3 and 155,001 are shares directly owned by AI99.  Wagner is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,704,384

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.6%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
	(a)	Name of Issuer Hybrid Networks, Inc.
	(b)	Address of Issuer's Principal Executive Offices 6409 Guadalupe Mines Road San Jose, CA 95120

Item 2.
(a)

Name of Person Filing
This Statement is filed by Accel IV L.P., a Delaware limited partnership (“A4”), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 (“A4A”), Accel Keiretsu L.P., a Delaware limited partnership (“AK”), Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK (“AP&C”), Accel Investors ‘95 L.P., a Delaware limited partnership (“AI95”), Accel VII L.P., a Delaware limited partnership (“A7”), Accel VII Associates L.L.C., a Delaware limited liability company and the general partner of A7 (“A7A”), Accel Internet Fund III L.P., a Delaware limited partnership (“AIF3”), Accel Internet Fund III Associates L.L.C., a Delaware limited liability company and the general partner of AIF3 (“AIF3A”), Accel Investors ‘99 L.P., a Delaware limited partnership (“AI99”), Ellmore C. Patterson Partners (“ECPP”), a Delaware limited partnership, the Swartz Family Partnership L.P. (“SFP”), a Delaware limited partnership and a general partner of A4A, Alan K. Austin (“Austin”), a managing member of A7A and AIF3A, James W. Breyer (“Breyer”), a general partner of A4A, AI95 and AI99, an officer of AP&C, and a managing member of A7A and AIF3A, Luke B. Evnin (“Evnin”), a general partner of A4A and AI95, Eugene D. Hill, III (“Hill”), a general partner of A4A and AI95, Paul H. Klingenstein (“Klingenstein”), a general partner of A4A and AI95, Arthur C. Patterson (“Patterson”), a general partner of ECPP, A4A, AI95 and AI99, an officer of AP&C and a managing member of A7A and AIF3A, G. Carter Sednaoui (“Sednaoui”), a general partner of A4A, AI95 and AI99, an officer of AP&C and a managing member of A7A and AIF3A, James R. Swartz (“Swartz”), a general partner of SFP, A4A, AI95 and AI99, an officer of AP&C and a managing member of A7A and AIF3A and J. Peter Wagner (“Wagner”), a managing member of A7A and AIF3A and a general partner of AI99.  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4.  AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK.  A7A, the general partner of A7, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A7. AIF3A, the general partner of AIF3, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AIF3.  SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are general partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4.  Breyer, Patterson, Sednaoui and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK.  Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are general partners of AI95 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI95.  Austin, Breyer, Patterson, Sednaoui, Swartz and Wagner are managing members of A7A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A7. Austin, Breyer, Patterson, Sednaoui, Swartz and Wagner are managing members of AIF3A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AIF3.  Breyer, Patterson, Sednaoui, Swartz and Wagner are general partners of AI99 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI99.

	(b)	Address of Principal Business Office or, if none, Residence The address of the principal business office for each of the Reporting Persons is: 428 University Avenue Palo Alto, CA 94301
(c)

Citizenship
A4, AK, AI95, A4A, SFP, ECPP, A7, AIF3 and AI99 are Delaware limited partnerships. A7A and AIF3A are Delaware limited liability companies.  AP&C is a Delaware corporation. Austin, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui, Swartz and Wagner are United States citizens.

	(d)	Title of Class of Securities Common Stock
	(e)	CUSIP Number CUSIP # 44860K102

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not Applicable

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
(b) Percent of class: See Row 11 of cover page for each Reporting Person.
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Under certain circumstances set forth in the limited partnership agreements of A4, AK, AI95, A4A, SFP, ECPP, A7, AIF3 and AI99, the limited liability company agreements of A7A and AIF3A and the operating agreement of AP&C, the general partners, limited partners, members or shareholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or shareholder.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification
Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2002

Entities:

Accel IV L.P.
Accel Keiretsu L.P.
Accel Investors ‘95 L.P.
Accel IV Associates L.P.
Accel Partners & Co. Inc.	By:	/s/ Alan K. Austin
Swartz Family Partnership L.P.		Alan K. Austin, Attorney-in-fact
Accel VII L.P.		for above-listed entities
Accel VII Associates L.L.C.
Accel Internet Fund III L.P.
Accel Internet Fund III Associates L.L.C.
Accel Investors ‘99 L.P.
Ellmore C. Patterson Partners

Individuals:

Alan K. Austin
James W. Breyer
Luke B. Evnin
Eugene D. Hill, III
Paul H. Klingenstein
Arthur C. Patterson	By:	/s/ Alan K. Austin
G. Carter Sednaoui		Alan K. Austin, Individually and as
James R. Swartz		Attorney-in-fact for above-listed individuals
J. Peter Wagner

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Page

Exhibit A: Agreement of Joint Filing	27

Exhibit B: Reference to Alan K. Austin as Attorney-in-Fact	28

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Hybrid Networks, Inc. shall be filed on behalf of each of the Reporting Persons. Note that a copy of the applicable Agreement of Joint Filing is already on file with the appropriate agencies.

EXHIBIT B

REFERENCE TO ALAN K. AUSTIN AS ATTORNEY-IN-FACT

Alan K. Austin has signed the enclosed documents as Attorney-In-Fact.  Note that a copy of the applicable Power of Attorneys is already on file with the appropriate agencies.